Exhibit 1.12

Investor Relations	Media Relations
Monish Bahl	Lorretta Gasper
CDC Software	CDC Software
678-259-8510	678-259-8631
mbahl@cdcsoftware.com	lgasper@cdcsoftware.com

FOR IMMEDIATE RELEASE

CDC Software to Hold First Quarter 2010 Earnings Call on

April 28, 2010 at 9:00 AM EDT

SHANGHAI, ATLANTA – April 13, 2010— CDC Software (NASDAQ: CDCS) will hold a conference call to discuss the company’s first quarter ended March 31, 2010 earnings and operating results on Wednesday, April 28, 2010, at 9:00 A.M. EDT. An earnings release will precede the call that morning posting to wires about 7:30AM EDT.

•	To listen, call the access number a few minutes before the scheduled start time of the call.

•	Date: Wednesday, April 28, 2010

•	Time: 9:00 A.M. EDT

USA and Canada Toll Free Number:	(888) 603-6873
Int’l/Local Dial-In #:	(973) 582-2706

The conference ID number is # 68535478 and the call leader is Mr. Monish Bahl.

Webcast Link: Investors are invited to listen to a live webcast of the conference call which can be accessed through the investor section of the CDC Software website at www.cdcsoftware.com. The call can also be accessed through www.streetevents.com. To listen to the call, please go to the website at least 15 minutes prior to the call and download any necessary audio software.

For those unable to call in, a digital instant replay will be available after the call until May 12, 2010. Conference ID: # 68535478

Encore Dial In #: (800) 642-1687

Encore Dial In #: (706) 645-9291

About CDC Software

CDC Software (NASDAQ: CDCS), The Customer-Driven Company™, is a provider of enterprise software applications and a full range of services designed to help organizations deliver a superior customer experience, while increasing efficiencies and profitability. Leveraging a service-oriented architecture (SOA), CDC Software offers multiple delivery options for their solutions including on-premise, hosted, cloud-based Software as a Service (SaaS) or blended-hybrid deployment offerings. CDC Software’s solutions include enterprise requirements planning (ERP), manufacturing operations management, enterprise manufacturing intelligence, supply chain management (demand management, order management and warehouse and transportation management), e-Commerce, human capital management, customer relationship management (CRM), complaint management and aged care solutions.

CDC Software’s recent acquisitions are part of its “acquire, integrate, innovate and grow” strategy. Fueling the success of this strategy is the company’s global scalable business and technology infrastructure featuring multiple complementary applications and services, domain expertise in vertical markets, cost effective product engineering centers in India and China, a highly collaborative and fast product development process utilizing Agile methodologies, and a worldwide network of direct sales and channel operations. This strategy has helped CDC Software deliver innovative and industry-specific solutions to more than 6,000 customers worldwide within the manufacturing, distribution, transportation, retail, government, real estate, financial services, health care, and not-for-profit industries. For more information, please visit www.cdcsoftware.com.